Exhibit 10(r)

BRINKER INTERNATIONAL, INC.
TERMS OF
BOARD OF DIRECTORS
RESTRICTED STOCK UNIT AWARD
[Quarterly Grant Date]
(“Award Date”)
Brinker International, Inc. (the “Company”), acting pursuant to Brinker International, Inc. 1999 Stock Option and Incentive Plan For Non-Employee Directors and Consultants, as amended (the “Plan”), hereby awards to you (the “Participant”) a grant of such number of Restricted Stock Units as specified in your Compensation Election Form (the “Award”). For purposes of the Award, a “Restricted Stock Unit” means the right to receive a share of Stock, subject to the satisfaction of all applicable terms and conditions. The Award is in all respects subject to the provisions of the Plan (the terms of which are incorporated herein by reference), these Award terms (the “Award Terms”) and your Compensation Election Form.

1.Definitions. For purposes of the Award, the terms listed below are defined as follows:

a.	Change in Control. The term “Change in Control” means:

i.	a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or

ii.
the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

iii.
the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition,” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy materials mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three-year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

b.	Committee. The term “Committee” means the Governance and Nominating Committee of the Board.

c.
Disability. The term “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

d.
Separation from Service. The term “Separation from Service” means the Participant incurs a “separation from service” (within the meaning of Section 409A of the Code) from the Company and all Related Companies.

e.	Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in these Award Terms will have the meaning set forth in the Plan.

2.Grant of Award. Pursuant to Section 3 of the Plan, the Participant is hereby awarded the number of Restricted Stock Units as provided in the Participant’s Compensation Election Form. The Restricted Stock Units shall be fully vested as of the Award Date.

3.Transfer of Shares. In payment of the Restricted Stock Units, at the applicable time set forth in this Section 3 and subject to Section 4, the Company will issue a number of shares of Stock to the Participant equal to the number of Restricted Stock Units awarded in Section 2, and the Participant will thereafter own such shares of Stock free of all restrictions described herein. The Participant will have none of the rights of a stockholder of the Company with respect to any shares of Stock underlying the Restricted Stock Units until such time, if any, that the Participant has been determined to be a stockholder of record by the Company’s transfer agent or one or more certificates of shares of Stock are delivered to the Participant in settlement thereof.

a.    General Rule. Such shares of Stock will be issued to the Participant during the 60-day period immediately following the Scheduled Payment Date. The term “Scheduled Payment Date” will be determined by the Participant’s election of one of the following:

i.	the one (1) year anniversary of the Award Date;

ii.	the four (4) year anniversary of the Award Date;

iii.	the Participant’s Separation from Service;

iv.	one (1) year after the Participant’s Separation from Service; or

v.	two (2) years after the Participant’s Separation from Service.
If Participant does not affirmatively make a payment election (or fails to make a timely election) with respect to the Restricted Stock Units, then such Restricted Stock Units will be paid in accordance with Section 3.a(ii).
b.    Subsequent Deferral Elections. Notwithstanding the provisions of Section 3.a above, following the determination of the Scheduled Payment Date (as provided in Section 3.a above), Participant may make one or more subsequent elections deferring the Scheduled Payment Date resulting in a delay of the distribution or payment of such Restricted Stock Units until such new date (the “Deferred Payment Date”). Each deferral election must comply with the following:

i.	Each deferral election must be in writing to the Company;

ii.	Each deferral election must be made at least twelve (12) months prior to the Scheduled Payment Date or subsequent Deferred Payment Date, as applicable;

iii.	Each deferral election must apply to all of the Restricted Stock Units;

iv.	Each deferral election shall satisfy the requirements of Section 409A(a)(4)(C) of the Code;

v.	Each deferral election shall apply only to a payment election made pursuant to Sections 3.a(ii), 3.a(iv), or 3.a(v) above;

vi.	Each deferral election shall not take effect until at least twelve (12) months after the date on which such deferral election is made; and

vii.	Each such subsequent election shall defer distribution or payment for a period of five (5) years from the Scheduled Payment Date or subsequent Deferred Payment Date, as applicable.
If a Participant timely elects to defer payment of the Restricted Stock Units, in accordance with Section 409A of the Code and this Section 3.b, then any reference (other than in the second sentence of Section 3.a above) in these Award Terms to the “Scheduled Payment Date” shall be deemed to refer to the applicable Deferred Payment Date.
c.    Disability or Death. Notwithstanding Section 3.a and 3.b, upon the Participant's Disability or death prior to the Scheduled Payment Date, such shares of Stock will be issued to the Participant (or to the Participant's beneficiary, in the event of the Participant's death) during the 60-day period immediately following the date of the Participant's Disability or death, as applicable.

d.    Change in Control. Notwithstanding Section 3.a and 3.b, upon the occurrence of a Change in Control prior to the Scheduled Payment Date, such shares of Stock will be issued to the Participant during the 60-day period immediately following the effective date of the Change in Control, subject to the terms and conditions of this Award.

e.    Section 409A Payment Rules. Notwithstanding Sections 1.a or 3.d or any other provision of these Award Terms to the contrary, if within the meaning of Section 409A of the Code, a Change in Control does not constitute a change (a) in the ownership or effective control of the Company, or (b) in the ownership of a substantial portion of the assets of the Company, then the shares of Stock payable in settlement of the Restricted Stock Units will be paid at the time described above under Section 3 determined without regard to the occurrence of the Change in Control. Furthermore, if the Company makes a good faith determination that a payment (i) constitutes a deferral of compensation for purposes of Section 409A of the Code, (ii) is made to the Participant by reason of his or her Separation from Service and (iii) at the time such payment would otherwise be made the Participant is a “specified employee” (within the meaning of Section 409A of the Code, using the identification methodology selected by the Company from time to time), the payment will be made no sooner than the first day of the seventh month following the date of such Separation from Service.

4.Dividends. The Participant will not be entitled to receive any cash dividends or dividend equivalents with respect to the Restricted Stock Units. However, at the same time that shares of Stock are issued under Section 3 above, the Participant (or the Participant’s beneficiary) will also receive a lump sum cash payment equal to the amount of cash dividends paid by the Company during the period beginning on the Award Date and ending on the date of payment on the number of shares of Stock issued to the Participant (or to the Participant’s beneficiary).

5.Capital Adjustments and Reorganizations. The number of Restricted Stock Units covered by the Award will be subject to equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like, of or by the Company.

6.Heirs and Successors. These Award Terms will be binding upon, and will inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the Plan, any benefits distributable to a deceased Participant will be distributed to the beneficiary designated by the Participant in writing filed with the Committee in such form as the Committee will require. If a deceased Participant has failed to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete distribution of benefits due under the Plan, the amounts to be distributed under the Plan will be distributed to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary.

7.Taxes and Transaction Costs. The Participant will be solely responsible for the payment of all taxes and transaction costs relating to the granting and payment of the Restricted Stock Units and payment of any shares of Stock.

8.Administration. The authority to manage and control the operation and administration of these Award Terms will be vested in the Committee, and the Committee will have all powers with respect to these Award Terms as it has with respect to the Plan. Any interpretation of these Award Terms by the Committee and any decision made by it with respect to these Award Terms is final and binding.

9.Relation to Plan. Notwithstanding anything in these Award Terms to the contrary, the terms of these Award Terms will be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. Any amendment to the Plan will be deemed to be an amendment to these Award Terms to the extent that the amendment is applicable hereto. These Award Terms may be amended by written agreement of the Participant and the Company, without the consent of any other person.

10.Governing Law. The interpretation, performance, and enforcement of these Award Terms will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.

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